Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Hamilton, Bermuda, April 29, 2013 - Central European Media Enterprises Ltd. (“CME”) (NASDAQ/Prague Stock Exchange: CETV) announced today that it has commenced an underwritten public offering to raise aggregate gross proceeds of $174,000,000 through the sale of shares of its Class A common stock, par value $0.08 per share (“Class A common stock”), pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”).  All of the shares are being offered by CME.

J.P. Morgan Securities LLC is acting as the sole book-running manager for the offering.  CME intends to grant the underwriters an option to purchase additional shares of Class A common stock up to 15% of the amount sold in the offering.  Time Warner Media Holdings B.V. (“Time Warner”), an affiliate of Time Warner Inc. and CME’s largest shareholder, has notified CME that it intends to exercise its preexisting contractual preemptive right to purchase 49.9% of the number of shares of Class A common stock sold in the offering, subject to certain limitations. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the final size or terms of the offering.

In addition, subject to the consummation of this offering with no less than $75,000,000 in gross proceeds to CME (excluding any proceeds from Time Warner’s exercise of its contractual preemptive right and from the underwriters’ exercise of their option to purchase additional shares of Class A common stock), approval by our shareholders and certain other conditions, CME will sell to Time Warner $200,000,000 of its Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (“Series B Convertible Redeemable Preferred Stock”), a new series of its preferred stock, in a private placement.

CME intends to apply $300,000,000 of the aggregate net proceeds from the public offering and the issuance and sale to Time Warner of shares of Series B Convertible Redeemable Preferred Stock to fund the repurchase or redemption of a portion of CME’s 11.625% senior notes due 2016.  CME intends to use the remainder of the net proceeds from the public offering for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The public offering is being made under CME’s shelf registration statement that has been declared effective by the SEC, and CME has filed a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  The offering of securities will be made only by means of the preliminary prospectus supplement and the accompanying prospectus.  Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and any other document CME has filed with the SEC for more complete information about CME and the offering.  You may obtain these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus can be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.

About CME

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME’s broadcast operations are located in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma and Nova World), the Czech Republic (TV Nova, Nova Cinema, Nova Sport, Fanda, Smichov, Telka and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania and PRO TV Chisinau and Acasa Moldova), the Slovak Republic (TV Markíza, Doma, Dajto and Fooor), and Slovenia (POP TV, Kanal A, BRIO, OTO and KINO). CME also operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward-Looking and Cautionary Statements

This press release includes statements regarding the offering of shares of Class A common stock and the issuance and sale of Series B Convertible Redeemable Preferred Stock to Time Warner that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in the preliminary prospectus supplement for the Class A common stock offering described herein and periodic reports under the Securities Exchange Act of 1934, as amended, filed by CME from time to time with the SEC. CME undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

For further information, please contact:

David Sach

Chief Financial Officer

Central European Media Enterprises
+420 242 465 525